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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14A-101)



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                           ALLIED RESEARCH CORPORATION
                (Name of Registrant as Specified In Its Charter)


                          ZILKHA CAPITAL PARTNERS, L.P.
                    LT. GENERAL WILLIAM M. KEYS, USMC (RET.)
                                  JOHN P. RIGAS
                                JEAN-CLAUDE ROCH
                               JOHN R. TORELL III
                                DONALD E. ZILKHA
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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                         ZILKHA CAPITAL PARTNERS, L.P.

                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153
            TELEPHONE: (212) 935-9797     FACSIMILE: (212) 688-4621

                                                                    May 21, 1999

               TIME IS SHORT. ALLIED'S ANNUAL MEETING IS JUNE 9.
             VOTE YOUR GOLD PROXY CARD FOR THE NEW NOMINEES TODAY!

DEAR FELLOW ALLIED RESEARCH SHAREHOLDER:

We are writing to seek your support for our five director-nominees, who are standing for election to the Board of Directors of Allied Research Corporation in opposition to the management nominees at the Company's upcoming Annual Meeting on June 9, 1999. After you review the biographies of our director-nominees, we think you will agree that they possess the strong business experience and knowledge, especially in the defense industry, necessary to help maximize Allied Research's shareholder value.

Zilkha Capital Partners, L.P. is the owner of approximately 4.3% of the outstanding capital stock of Allied Research. We are a private equity investment partnership dedicated to the long-term capital appreciation of its equity, equity-related and debt investments. AS MAJOR SHAREHOLDERS OF ALLIED RESEARCH WE HAVE BEEN KEENLY DISAPPOINTED WITH MANAGEMENT'S PERFORMANCE. UNFORTUNATELY, SINCE ALLIED MANAGEMENT HAS REPEATEDLY REFUSED TO MEET WITH US TO DISCUSS OUR IDEAS FOR IMPROVING THE COMPANY, WE HAVE BEEN FORCED TO TAKE THIS STEP OF GOING DIRECTLY TO THE SHAREHOLDERS -- THE REAL OWNERS OF ALLIED RESEARCH -- TO SOLICIT PROXIES TO REPLACE THE MANAGEMENT NOMINEES.

                                 IMPORTANT NOTE

AS OF TODAY'S DATE, ALLIED RESEARCH MANAGEMENT HAS FAILED TO GIVE US A SHAREHOLDER LIST TO WHICH WE ARE FULLY ENTITLED UNDER DELAWARE LAW, AND WE HAVE NO MEANS TO TELEPHONE YOU TO DISCUSS THE NEW NOMINEES AND OUR PLATFORM IN MORE DETAIL. THEREFORE, WE WELCOME YOUR CALLS TO US TO DISCUSS THESE ISSUES. YOU MAY CONTACT ZILKHA CAPITAL AT (212) 935-9797 OR MACKENZIE PARTNERS, INC., WHICH IS ASSISTING US WITH THIS ELECTION CONTEST, TOLL-FREE AT (800) 322-2885.

                    DON'T BE FOOLED BY MANAGEMENT'S CLAIMS.

Don't be misled by management's mischaracterization of Zilkha Capital's intentions regarding the Company. The facts are as follows:

     - At our prompting, the President of the Company met with representatives of Zilkha Capital to explore opportunities for Zilkha Capital to invest in the Company and provide strategic guidance through Board participation. Following this meeting, AT THE COMPANY'S INVITATION, we submitted a proposal offering the Company A MINORITY INVESTMENT at a substantial PREMIUM to the market price of the Company's stock and in return requested a minority position on the Board. At no point did any member of the Company's Board of Directors choose to meet with us to discuss any aspect of our proposal.

HOW CAN MANAGEMENT CLAIM THAT THE BOARD REJECTED OUR OFFER AFTER "CAREFUL CONSIDERATION," IF IN FACT THEY HAVE NEVER MET WITH US AT ANY TIME TO DISCUSS THE MERITS OF OUR PROPOSAL?

     - We also urge shareholders to bear in mind that at no point did Zilkha Capital seek a control position in the Company. As stated in our proxy materials, any purchase of 20% or more of the Company's stock would, in any case, require a stockholder vote under applicable stock exchange rules. Zilkha Capital would welcome such a vote. Furthermore, if our New Nominees are elected they will not consider an investment by Zilkha Capital without first obtaining a fairness opinion from an independent financial advisor. Given the Company's current financial condition and the dismal performance of its stock price, we are alarmed that management would consider a minority
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       investment offer at a greater than 20% premium over market price to be an
       "unnecessary, highly dilutive" proposal unworthy of any face to face discussion or negotiation.

     - Management would have you believe that our plan is a list of vague directives, but the fact is that until we replace the Board and are able to analyze the Company from the inside, it is impossible to develop more specific plans. As described in our proxy materials, we believe we can initiate several fundamental changes right away to unlock shareholder value, including restructuring the Company's financing arrangements and its management team.

     - MANAGEMENT WOULD ALSO HAVE YOU BELIEVE WE ARE NOT INTERESTED IN OTHER SHAREHOLDERS, BUT THE FACT IS THAT ZILKHA CAPITAL OWNS CONSIDERABLY MORE STOCK THAN THE ENTIRE BOARD AND THE EXECUTIVE OFFICERS OF ALLIED. OUR INTERESTS AS MAJOR SHAREHOLDERS ARE ALIGNED WITH THOSE OF YOURS -- TO SEE THE VALUE OF ALLIED MAXIMIZED FOR THE BENEFIT OF ALL ITS OWNERS.

DON'T LET MANAGEMENT DISTRACT YOU FROM THE COMPANY'S FUNDAMENTAL PROBLEMS WHICH THE BOARD HAS CONTINUOUSLY FAILED TO SOLVE.

             ALLIED HAS FAILED TO INCREASE THE VALUE OF YOUR SHARES
                 DURING ONE OF THE GREATEST BULL MARKETS EVER.

Over the past five years, from May 3, 1994 to May 3, 1999, the Company's return on its common stock has significantly underperformed the Company's primary competitors and major market indices as evidenced by the following chart, which clearly speaks for itself:

      -------------------------------------------------------------------------------
        Alliant Techsystems.......................................       UP 253%
        S&P 500 Index.............................................       UP 199%
        Dow Jones Industrial Average..............................       UP 197%
        Primex Technologies.......................................       UP 114%
        S&P Smallcap Aerospace/Defense Index......................       UP  37%

        Allied Research...........................................    DOWN 1.98%
      -------------------------------------------------------------------------------

     - On the day before Zilkha Capital launched its proxy fight, the Company's stock price closed at $6.50, only marginally above its cash per share of $6.26. WHAT DOES THAT SAY ABOUT HOW THE MARKET VALUES THE COMPANY AND ITS CURRENT MANAGEMENT? WE THINK THE ANSWER IS CLEAR.

     - Management criticizes Zilkha Capital for proposing to invest in the Company at an average price of $7.85 per share, a 26% discount to book value. The real story here is that on the day Zilkha Capital made its proposal to invest in the Company and as of the day before Zilkha Capital launched its proxy fight, the Company's stock was trading at over a 40% discount to its book value. IT IS NOT OUR FAULT THAT THE BOARD'S MISMANAGEMENT HAS ALLOWED THE COMPANY'S STOCK PRICE TO FALL TO SUCH A SIGNIFICANT DISCOUNT TO BOOK VALUE. THIS IS JUST ANOTHER RESULT OF THE BOARD'S POOR MANAGEMENT OF THE COMPANY.

          ALLIED HAS FAILED TO DEVELOP AN EFFICIENT CAPITAL STRUCTURE.

     - Because of Allied's long-standing inefficient capital structure, we believe the Board has failed to effectively utilize and deploy the Company's large cash reserves, which totaled more than $29.5 million on March 31, 1999, and which have remained consistently in excess of $22 million at the end of each year since 1994.

     - GIVEN THESE AMPLE CASH RESOURCES, WE FAIL TO UNDERSTAND WHY THE COMPANY HAS BEEN FINANCING OPERATIONS WITH WHAT ARE, IN OUR VIEW, BANK LOANS WITH EXCEEDINGLY ONEROUS TERMS. ALLIED'S INTEREST EXPENSE FOR 1998 AND THE FIRST QUARTER OF 1999 IS SIGNIFICANTLY HIGHER THAN ITS INTEREST INCOME IN THESE PERIODS.

     - Management suggests that Zilkha Capital's offer to invest $9 million of capital in the Company is inconsistent with our criticism of its ineffective use of cash. Don't be fooled. The answer to ineffective cash deployment is not to reject additional investment but rather to put those cash resources to better use, which Zilkha Capital intended to ensure through its board participation.

     - Furthermore, the current downturn in business of MECAR, the Company's principal subsidiary which accounted for approximately 78% of the Company's 1998 revenues, as evidenced by MECAR's results during 1998 and the first quarter of 1999 and the restrictions management has allowed to be placed on existing cash resources, may soon require the need for additional financing.

WHY HAS THE COMPANY FAILED TO DEPLOY ITS CASH MORE EFFECTIVELY? WHAT IS THE EFFECT OF THE FAILURE OF MANAGEMENT TO MAXIMIZE RETURNS ON THE AVAILABLE CASH HAVE ON THE COMPANY'S SHARE PRICE? WE THINK THE ANSWERS ARE CLEAR!

            ALLIED HAS FAILED TO ACHIEVE SUITABLE OPERATING RESULTS.

     - The Company's weak financial performance throughout 1998 and into the first quarter of 1999 and its dwindling backlog create significant concern over the Company's future economic prospects.

     - IN THE FIRST QUARTER OF 1999 THE COMPANY'S REVENUES DROPPED 23%, NET EARNINGS DROPPED 44% AND NET EARNINGS PER SHARE DROPPED OVER 45%, AS COMPARED WITH THE SAME PERIOD IN 1998.

     - The Company's has been surviving on its backlog, which has rapidly decreased by over 48% from $92.8 million at the beginning of 1998 to only $48 million at the beginning of 1999, to $26 million as of March 31, 1999. The backlog of MECAR has dwindled from $65.8 million at the beginning of 1998 to $22.0 million at the beginning of 1999. As of March 31, 1999, MECAR's backlog was less than $6 million. WHY HAS MANAGEMENT ALLOWED THE COMPANY'S BACKLOG TO DROP TO SUCH PERILOUS LEVELS?

     - Management claims the recent rise in oil prices will accelerate the receipt of new orders for MECAR. The real question for stockholders is why has management limited the market for its products to an unstable and concentrated customer base that is dependent on the price of oil, a factor that management correctly points out is "beyond the control of any management team."

WHY HAS THE COMPANY'S LARGEST CUSTOMER FAILED TO PLACE A NEW ORDER SINCE MARCH 1998? WHY HAS MANAGEMENT CONTINUOUSLY FAILED TO DIVERSIFY ITS CUSTOMER BASE OVER ALL THESE YEARS SO AS TO MITIGATE THIS RISK? ISN'T IT TIME TO TRY A NEW MANAGEMENT TEAM THAT WILL MOVE TO AGGRESSIVELY EXPAND AND DIVERSIFY THE COMPANY'S CUSTOMERS AND BUSINESSES?

           ALLIED NEEDS NEW DIRECTORS TO REALIZE FULL AND FAIR VALUE
                      FOR THE BENEFIT OF ALL SHAREHOLDERS.

The Company's disappointing results, in our view, do not bode well for the Company's financial future, which we believe will be difficult and uncertain unless swift action is taken. These fears, we believe, are shared by other shareholders as reflected by the Company's depressed share price. The Board has failed to implement a strategic plan to reduce its customer concentration, diversify its businesses, develop new products or enhance the synergies among its businesses.

WE BELIEVE THESE AND OTHER SIGNIFICANT PROBLEMS WHICH THE COMPANY FACES CANNOT BE SOLVED BY THE CURRENT BOARD AND MANAGEMENT. WE ARE PROVIDING YOU WITH A CHOICE OF A COMPETING SLATE OF DIRECTORS, WHO HAVE DEVELOPED A PLAN TO BEGIN TO ADDRESS THESE ISSUES.

                               THE NEW NOMINEES.

Let us introduce you to the New Nominees, our slate of five director-candidates for election on June 9. Ours is an experienced and seasoned slate of executives with significant defense, finance and management experience gained at the highest levels of U.S. business, industry and the military:

     - Lt. General William M. Keys, USMC (Ret.), 62, Chairman of Keys & Associates, a business consulting firm and President of Value Properties, a real estate development and management company in New York City. General Keys also has held many distinguished leadership positions in the U.S. Marine Corps, including Commander, U.S. Marine Corps Forces, Atlantic and is also a consultant to General Motors Defense, Ltd.;

     - John P. Rigas, 35, a co-founder of Zilkha Capital who has more than 10 years experience in private equity transactions and the management of portfolio companies;

     - Jean-Claude Roch, 51, of Lausanne, Switzerland, Vice Chairman of the Board of Aeroleasing Holding S.A., a private airline company and a director of a number of European companies;

     - John R. Torell, II, 59, Chairman and CEO of a private investment firm specializing in principal transactions, former President of Manufacturers Hanover Corp. and currently a director of several public companies including American Home Products Corporation and The Paine Webber Group; and

     - Donald E. Zilkha, 47, co-founder of Zilkha Capital who has more than 20 years experience in investment management, merchant banking and the management of portfolio companies.

                  OUR PLANS TO CORRECT ALLIED'S FUTURE COURSE.

In our view, the Board has failed to implement a strategic plan to reduce its customer concentration, diversify its businesses, develop new products or enhance the synergies among its businesses. If elected, the New Nominees, drawing on their extensive experience with and knowledge of the defense industry, would take immediate steps to implement the following strategic plans:

     - UNDERTAKE A STRATEGIC REVIEW OF THE COMPANY AND EACH OF ITS BUSINESSES, WITH A VIEW TO DETERMINING WHICH ARE GENERATING ACCEPTABLE RETURNS AND WHERE OPPORTUNITIES FOR SYNERGIES AND EXPANSION LIE THROUGH INTERNAL GROWTH AND ACQUISITIONS.

     - REORGANIZE AND RESTRUCTURE THE COMPANY'S CAPITAL STRUCTURE, TO FREE CASH FOR MORE EFFECTIVE UTILIZATION OF ASSETS AND TO CREATE MORE EFFICIENT FINANCING ARRANGEMENTS.

     - STRENGTHEN THE COMPANY'S MANAGEMENT TEAM, WITH THE OBJECTIVE OF HIRING A QUALIFIED CHIEF FINANCIAL OFFICER AND EXPERIENCED SENIOR OPERATING MANAGEMENT. MOST IMPORTANTLY, WE PLAN TO RELOCATE THE COMPANY'S OPERATING MANAGEMENT TO THE APPROPRIATE GEOGRAPHICAL LOCATIONS ABROAD IN ORDER TO BEST SERVE LOCAL CUSTOMERS' NEEDS.

Through these and other initiatives, we are confident that the New Nominees, if elected, would be able to begin to unlock the hidden value in Allied's shares and to develop a comprehensive plan to build shareholder value over the long term. If, like us, you are not satisfied with the performance of Allied and its stock price and believe the Company would benefit by having a new state of directors consisting of the New Nominees, we urge you to vote your GOLD proxy card in favor of the New Nominees today.

                   IT'S TIME FOR A CHANGE AT ALLIED RESEARCH.
                        VOTE YOUR GOLD PROXY CARD TODAY!

YOU SHOULD KNOW THAT EVEN IF YOU HAVE ALREADY VOTED A PROXY CARD FOR MANAGEMENT, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR MIND AND VOTE THE ENCLOSED GOLD PROXY CARD IN FAVOR OF THE NEW NOMINEES. IN AN ELECTION CONTEST, ONLY YOUR LATEST-DATED PROXY WILL COUNT IN THE FINAL TALLY.

If you need assistance in voting your shares or changing your vote, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885. We appreciate your consideration of the New Nominees and our platform for change at Allied Research.

                                         Sincerely,
                                         /s/ JOHN P. RIGAS
                                         -----------------
                                         JOHN P. RIGAS
                                         Co-Managing Partner